EXHIBIT (a)(1)(v)
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

UBS Securities LLC
299 Park Avenue
New York, New York 10171

Laidlaw International, Inc.

Offer to Purchase for Cash up to 15,000,000
Shares of Its Common Stock (including
the Associated Preferred Share Purchase Rights)
at a Purchase Price not Greater Than $28.50
Nor Less Than $25.50 Per Share.

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 7, 2006, UNLESS THE TENDER OFFER IS EXTENDED. LAIDLAW INTERNATIONAL, INC. MAY EXTEND THE TENDER OFFER PERIOD AT ANY TIME.

To:	Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by Laidlaw International, Inc., a Delaware corporation (“Laidlaw”), to act as Dealer Managers in connection with its offer to purchase for cash up to 15,000,000 shares of its common stock, $0.01 par value per share (including the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated as of June 23, 2003, by and between Laidlaw and Wells Fargo Bank Minnesota, National Association, as Rights Agent), at prices not greater than $28.50 nor less than $25.50 per share, specified by its shareholders, upon the terms and subject to the conditions set forth in its Offer to Purchase, dated July 10, 2006 (the “Offer to Purchase”), and in the related Letter of Transmittal (which together constitute the “Tender Offer”). Unless the associated preferred share purchase rights are redeemed by Laidlaw, a tender of shares will also constitute a tender of the associated preferred share purchase rights. Unless the context requires otherwise, all references herein to shares include the associated preferred share purchase rights.

Laidlaw will determine the single per share price, not greater than $28.50 nor less than $25.50 per share, net to the seller in cash, without interest (the “Purchase Price”), that it will pay for shares properly tendered pursuant to the Tender Offer and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering shareholders. Laidlaw will select the lowest Purchase Price that will allow it to buy 15,000,000 shares, (or such lesser number of shares as are properly tendered). All shares acquired in the Tender Offer will be acquired at the Purchase Price. All shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Tender Offer, including the proration and conditional tender provisions. Shares tendered at prices in excess of the Purchase Price and shares not purchased because of proration will be returned. Laidlaw reserves the right, in its sole discretion, to purchase more than 15,000,000 shares pursuant to the Tender Offer. See Sections 1 and 15 of the Offer to Purchase.

If, on the Expiration Date (as defined in the Offer to Purchase), more than 15,000,000 shares, or such greater number of shares as Laidlaw may elect to purchase, are properly tendered and not properly withdrawn, Laidlaw will, upon the terms and subject to the conditions of the Tender Offer, accept shares for purchase first from Odd Lot Holders (as defined in the Offer to Purchase) who properly tender their shares at or below the Purchase Price and then on a pro rata basis from all other shareholders who properly tender their shares at or below the Purchase Price. If any shareholder tenders shares and does not wish to have such shares purchased subject to proration, such shareholder may tender shares subject to the condition that a specified minimum number of shares (which may be represented by designated stock certificates), or none of such shares, be purchased. See Sections 1, 3 and 6 of the Offer to Purchase.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS SUBJECT, HOWEVER, TO CERTAIN OTHER CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE.

For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase, dated July 10, 2006;

2. Letter to Clients, which may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Tender Offer;

3. Letter to Shareholders, dated July 10, 2006, from the President and Chief Executive Officer of Laidlaw;

4. Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions, Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9); and

5. Notice of Guaranteed Delivery to be used to accept the Tender Offer if the share certificates and any other required documents cannot be delivered to the Depositary by the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 7, 2006, UNLESS THE TENDER OFFER IS EXTENDED.

No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares pursuant to the Tender Offer other than fees paid to the Dealer Managers, the Information Agent and the Depositary as described in the Offer to Purchase. Laidlaw will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. Laidlaw will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

In order to take advantage of the Tender Offer, a properly completed and a duly executed Letter of Transmittal (or a manually signed facsimile thereof), including any required signature guarantees and any other required documents, should be sent to the Depositary with either certificate(s) representing the tendered shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Holders of shares whose certificate(s) for such shares are not immediately available or who cannot deliver such certificate(s) and all other required documents to the Depositary or who cannot complete the procedures for book-entry transfer before the Expiration Date must tender their shares according to the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

Any inquiries you may have with respect to the Tender Offer should be addressed to the Dealer Managers or to the Information Agent at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

Additional copies of the enclosed documents may be obtained from the Information Agent, D.F. King & Co., Inc., or from the undersigned, at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

MORGAN STANLEY	UBS INVESTMENT BANK

ENCLOSURES

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF LAIDLAW, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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